EXHIBIT 23.1
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                               CONSENT OF KPMG LLP
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Consent of Independent Accountants

The Board of Directors
Concurrent Computer Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statement of Concurrent Computer Corporation on Form S-8 of our report dated July 31, 1999, relating to the consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows of Concurrent Computer Corporation and subsidiaries for the year ended June 30, 1999, and the related schedule, which report appears in the June 30, 2001 annual report on Form 10-K of Concurrent Computer Corporation and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG LLP
Atlanta, Georgia
February 12, 2002


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